Exhibit 99.1

LB Pharmaceuticals Reports Second Quarter 2026 Financial Results and Provides Corporate Update

Announced accelerated timing of topline data readout from the pivotal Phase 3 NOVA-2 trial of LB-102 in schizophrenia in the first half of 2027

Announced plans for pipeline expansion of LB-102 into new neuropsychiatric indications with strong mechanistic rationale and validating clinical and real-world experience from amisulpride

Cash, cash equivalents, and marketable securities of $327.8 million as of June 30, 2026, and proceeds from recent $150.0 million private placement to fund pipeline expansion, expected to fund operations beyond Q2 2029, through multiple clinical milestones

NEW YORK, August 11, 2026 (GLOBE NEWSWIRE) – LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain diseases, today announced financial results for the second quarter ended on June 30, 2026 and provided a corporate update.

“We are taking meaningful steps to maximize the full potential of LB-102, leveraging clinically validated biology with purposeful innovation as the foundation for an expanded pipeline,” said Heather Turner, Chief Executive Officer of LB Pharmaceuticals. “We recently announced a private placement of $150 million with participation from new and existing investors to expand the development of LB-102 into new indications where unmet needs align with the emerging clinical profile of LB-102. We are looking forward to our first pivotal trial readout and recently announced that, based on enrollment in our pivotal NOVA-2 trial in schizophrenia being more rapid than expected, we now project topline data readout in the first half of 2027, ahead of our prior guidance, and plan to schedule a pre-NDA meeting with the FDA soon thereafter in the second half of 2027. We are well positioned to advance multiple clinical programs and continue to expect topline data from our Phase 2 trial of LB-102 in bipolar depression in the first quarter of 2028 as well as data from our Phase 2 trial of LB-102 in adjunctive MDD in the first half of 2029.”

Second Quarter 2026 and Recent Highlights

The Company’s lead asset, LB-102, is a novel benzamide in late-stage clinical development for psychosis and mood disorders. LB-102 has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States.

LB-102 in Schizophrenia

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Based on enrollment projections in the pivotal Phase 3 NOVA-2 trial evaluating the efficacy and safety of LB-102 in patients with acute schizophrenia, topline data is expected in the first half of 2027. The Company expects to schedule a pre-NDA meeting with the FDA thereafter in the second half of 2027.

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The 52-week open-label safety and tolerability trial (NOVA-3), evaluating the long-term safety and tolerability of LB-102 in patients with stable schizophrenia, is enrolling eligible patients who have completed NOVA-2, as well as de novo patients.

•	Published results from the Phase 2 NOVA-1 trial of LB-102 in schizophrenia in JAMA Psychiatry.

LB-102 in Mood Disorders: Bipolar Depression and Adjunctive Treatment of MDD

•	The Phase 2 ILLUMINATE-1 trial evaluating the efficacy and safety of LB-102 in patients with bipolar 1 depression is enrolling patients, with topline data expected in the first quarter of 2028.

•	Initiation of the Phase 2 trial in the adjunctive treatment of MDD is expected in early 2027, with topline data expected in the first half of 2029.

Corporate Updates

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In July 2026, the Company announced a private placement of $150.0 million with participation from new and existing institutional investors. The proceeds are intended to fund expansion of LB-102 into new indications, potentially including negative symptoms of schizophrenia and Alzheimer’s disease psychosis/agitation, and for general corporate purposes.

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In June 2026, the Company announced the appointment of Christopher Zergebel as Senior Vice President, Clinical Operations. Mr. Zergebel is a seasoned biotechnology executive with more than 25 years of global development operations experience.

Financial Results for the Three Months Ended June 30, 2026

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Research & Development Expenses: Research and development expenses were $44.1 million for the three months ended June 30, 2026, compared to $2.4 million for the three months ended June 30, 2025. The increase of $41.7 million was primarily due to (i) a $32.1 million increase in expenses primarily related to our Phase 3 clinical trial of LB-102 in the treatment of patients with acute schizophrenia; (ii) a $2.7 million increase in expenses related to the conduct of our Phase 2 clinical trial of LB-102 in the treatment of patients with bipolar depression; (iii) a $2.0 million increase in expenses related to the formulation and production of LB-102 for use in our active and planned clinical trials; (iv) a $4.0 million increase in personnel-related expenses primarily due to an increase in headcount, an increase in termination benefits, and an increase in stock compensation expense related to an option modification; and (v) a $1.3 million increase in preclinical and other direct expenses related to LB-102.

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General & Administrative Expenses: General and administrative expenses were $9.8 million for the three months ended June 30, 2026, compared to $2.4 million for the three months ended June 30, 2025. The increase of $7.3 million was primarily due to (i) a $2.8 million increase in stock-based compensation expense primarily related to stock options granted and repriced in connection with the IPO, new hire grants, and an option modification; (ii) a $2.3 million increase in professional, consulting and public company related expenses; and (iii) a $2.1 million increase in personnel-related expenses primarily due to an increase in headcount.

•	Net Loss: Net loss was $51.6 million for the three months ended June 30, 2026, as compared to $4.9 million for the three months ended June 30, 2025.

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Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2026 were approximately $327.8 million, which does not include net proceeds from our $150.0 million private placement in July 2026. Based on current operating assumptions, the Company anticipates its current cash, cash equivalents, and marketable securities will support its planned operations beyond the second quarter of 2029.

Financial Results for the Six Months Ended June 30, 2026

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Research & Development Expenses: Research and development expenses were $58.8 million for the six months ended June 30, 2026, compared to $5.8 million for the six months ended June 30, 2025. The increase of $53.0 million was primarily due to (i) a $36.8 million increase in clinical trial expenses related to our Phase 3 trial of LB-102 in the treatment of patients with acute schizophrenia; (ii) a $5.7 million increase related to the conduct of our Phase 2 trial of LB-102 in the treatment of patients with bipolar depression; (iii) a $3.6 million increase in expenses related to the formulation and production of LB-102 for use in our active and planned clinical trials; (iv) a $1.9 million increase in preclinical and other direct expenses related to LB-102; and (v) a $5.0 million increase in personnel-related expenses primarily due to an increase in headcount, an increase in termination benefits, and an increase in stock compensation expense related to an option modification.

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General & Administrative Expenses: General and administrative expenses were $17.2 million for the six months ended June 30, 2026, compared to $5.4 million for the six months ended June 30, 2025. The increase of $11.8 million was primarily due to (i) a $4.4 million increase in stock-based compensation expense primarily related to stock options granted and repriced in connection with the IPO, new hire grants, and an option modification; (ii) a $4.0 million increase in professional, consulting and public company related expenses; and (iii) a $3.6 million increase in personnel-related expenses primarily due to an increase in headcount.

•	Net Loss: Net loss was $70.7 million for the six months ended June 30, 2026, as compared to $10.2 million for the six months ended June 30, 2025.

About LB-102

LB-102 is a novel, once-daily, orally administered investigational small molecule and potential first benzamide antipsychotic in the United States for the treatment of neuropsychiatric disorders. A methylated derivative of amisulpride, a widely used antipsychotic outside the United States, LB-102 was developed to retain amisulpride’s benefits while addressing its limitations. LB-102 is a potent and selective antagonist of D2, D3, and 5-HT7 receptors with few off-target effects and broad therapeutic potential across psychosis and mood disorders. In early 2025, LB Pharmaceuticals announced positive data from a four-week placebo-controlled, double-blinded, Phase 2 trial in patients with acute schizophrenia. In this trial, LB-102 demonstrated statistically significant benefit versus placebo at all doses studied, including rapid onset of effect at week 1 and sustained benefit through the endpoint of the trial, a potentially class-leading safety profile with low rates of EPS (including akathisia), minimal sedation and few GI side effects, alongside effects on negative symptoms and cognitive performance. These data underscore LB-102’s potential to address multiple dimensions of neuropsychiatric illness. The pivotal Phase 3 NOVA-2 trial of LB-102 for acute schizophrenia and the Phase 2 ILLUMINATE-1 trial of LB-102 for bipolar 1 depression are ongoing, and a Phase 2 trial of LB-102 in adjunctive treatment of MDD is planned. The Company is also pursuing additional expansion opportunities for LB-102 including predominantly negative symptoms of schizophrenia, Alzheimer’s disease psychosis and agitation, as well as other neuropsychiatric diseases.

About LB Pharmaceuticals

LB Pharmaceuticals is a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain diseases. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a balanced clinical activity and tolerability profile that provides a potentially attractive alternative to branded and generic therapeutics for the treatment of a broad range of neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the expected clinical development and regulatory pathway and therapeutic benefits of LB-102; the design, objectives, initiation, timing, progress and results of clinical trials of LB-102, including the pivotal Phase 3 NOVA-2 trial in acute schizophrenia, our open label trial (NOVA-3), the Phase 2 ILLUMINATE-1 trial in bipolar 1 depression and the Phase 2 trial for the adjunctive treatment of MDD; the Company’s plan to pursue any additional indications including negative symptoms of schizophrenia and Alzheimer’s disease psychosis/agitation; anticipated cash runway beyond the second quarter of 2029; continued advancement of LB-102 and the Company’s portfolio. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media and Investor Contact:

Ellen Rose

erose@lbpharma.us

LB Pharmaceuticals Inc

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$44,146	$2,421	$58,791	$5,842
General and administrative	9,769	2,438	17,228	5,446

Total operating loss	(53,915)	(4,859)	(76,019)	(11,288)
Non-operating income
Interest income	2,974	177	5,824	413
Realized gain on sale of marketable securities, net	—	—	—	119
(Loss) gain on change in fair value of derivative instruments	(662)	(189)	(462)	579

Total non-operating income (loss)	2,312	(12)	5,362	1,111

Loss before income tax	(51,603)	(4,871)	(70,657)	(10,177)
Income tax provision	—	—	—	—

Net loss	$(51,603)	$(4,871)	$(70,657)	$(10,177)

Net loss per share, basic and diluted	$(1.71)	$(13.58)	$(2.42)	$(28.36)
Weighted average shares outstanding used in calculating net loss per share, basic and diluted	30,137,733	358,811	29,194,955	358,794

LB Pharmaceuticals Inc

Unaudited Condensed Balance Sheets

(In thousands)

	As of
	June 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$327,790	$295,213
Total assets	$361,692	$312,934
Total liabilities	$29,345	$11,624
Total stockholders’ equity	$332,347	$301,310